The information in this preliminary pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange
Commission. This preliminary pricing supplement and the accompanying prospectus supplement and prospectus are not an offer to sell these securities nor are they soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED SEPTEMBER 14, 2012

Citigroup Funding Inc.	September , 2012 Medium-Term Notes, Series D Pricing Supplement No. 2012—MTNDG Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-172554 and 333-172554-01
Trigger Jump Securities Based on the Price of Gold Due September    , 2014

•
The securities offered by this pricing supplement are unsecured senior debt securities issued by Citigroup Funding Inc. and guaranteed by Citigroup Inc.  Unlike conventional debt securities, the securities do not pay interest and do not repay a fixed amount of principal at maturity.  Instead, the securities offer a payment at maturity that may be greater than, equal to or less than the stated principal amount, depending on the performance of the price of gold (the “commodity”) from its initial commodity price to its final commodity price.

•
The securities offer modified exposure to the performance of the commodity, with (i) a minimum positive return at maturity if the commodity appreciates at all, (ii) 1-to-1 participation in a limited range of potential appreciation of the commodity in excess of the minimum positive return and (iii) a contingent buffer against a limited range of potential depreciation of the commodity.  Investors in the securities will not participate in any appreciation of the commodity in excess of the maximum return at maturity specified below and will have full downside exposure to the commodity, with no buffer, if the commodity depreciates by more than 10%.  If the final commodity price is less than the trigger price, you will lose 1% of the stated principal amount of your securities for every 1% by which the final commodity price is less than the initial commodity price.

•
In order to obtain the modified exposure to the commodity that the securities provide, investors must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any amount due under the securities if we and Citigroup Inc. default on our obligations.

•	An investment in the securities is not equivalent to a direct investment in gold.
KEY TERMS
Commodity:	Gold
Aggregate principal amount:	$
Stated principal amount:	$1,000 per security
Pricing date:	September , 2012 (expected to be September 28, 2012)
Issue date:	October , 2012 (three business days after the pricing date)
Valuation date:	September , 2014 (expected to be September 24, 2014), subject to postponement if such date is not a trading day or if certain market disruption events occur
Maturity date:	September , 2014 (expected to be September 29, 2014)
Payment at maturity:
For each $1,000 security you hold at maturity:
▪     If the final commodity price is greater than the initial commodity price:
$1,000 + the greater of (i) the fixed return amount and (ii) $1,000 × the commodity percent increase, subject to the maximum return at maturity
▪     If the final commodity price is less than or equal to the initial commodity price but greater than or equal to the trigger price:
$1,000
▪     If the final commodity price is less than the trigger price:
$1,000 × the commodity performance factor
If the final commodity price is less than the trigger price, your payment at maturity will be less, and possibly significantly less, than $900 per security.  You should not invest in the securities unless you are willing and able to bear the risk of losing a significant portion of your investment.

Initial commodity price:	$ , the commodity price on the pricing date
Final commodity price:	The commodity price on the valuation date
Fixed return amount:
$150 to $190 per security (15% to 19% of the stated principal amount).  The actual fixed return amount will be determined on the pricing date.  You will receive the fixed return amount only if the final commodity price is greater than the initial commodity price.

Maximum return at maturity:	30%, which is equivalent to a maximum payment at maturity of $1,300 per security
Commodity price:
For any trading day, the afternoon gold fixing price per troy ounce of gold for delivery in London through a member of the London Bullion Market Association (the “LBMA”) authorized to effect such delivery, stated in U.S. dollars, as calculated by the London Gold Market and published by the LBMA on such day.

Commodity percent increase:	(final commodity price – initial commodity price) / initial commodity price
Commodity performance factor:	final commodity price / initial commodity price
Trigger price:	$ , 90% of the initial commodity price
Listing:	The securities will not be listed on any securities exchange.
CUSIP / ISIN:	1730T0YY9 / US1730T0YY99
Underwriter:	Citigroup Global Markets Inc., an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Price to public	Underwriting fee(1)	Proceeds to issuer
Per security:	$1,000.00	$22.50	$977.50
Total:	$	$	$

(1) For more information on the distribution of the securities, see “Supplemental Plan of Distribution” in this pricing supplement.  In addition to the underwriting fee, Citigroup Global Markets Inc. and its affiliates may profit from expected hedging activity related to this offering, even if the value of the securities declines.  See “Use of Proceeds and Hedging” in the accompanying prospectus.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Risk Factors” beginning on page PS-3.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying prospectus supplement and prospectus, each of which can be accessed via the hyperlink below.

Prospectus Supplement and Prospectus dated May 12, 2011

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Funding Inc.
Trigger Jump Securities Based on the Price of Gold Due September , 2014

Hypothetical Examples

The diagram below illustrates your payment at maturity for a range of hypothetical percentage changes from the initial commodity price to the final commodity price.  The diagram and examples below are based on a hypothetical fixed return amount of $170 per security (17% of the stated principal amount).  The actual fixed return amount will be determined on the pricing date.

Your actual payment at maturity per security will depend on the actual fixed return amount, which will be determined on the pricing date, the actual initial commodity price, the actual trigger price and the actual final commodity price.  The examples below are intended to illustrate how your payment at maturity will depend on whether the final commodity price is greater than or less than the initial commodity price and by how much.  The examples are based on a hypothetical initial commodity price of $1,730 and a hypothetical trigger price of $1,557.

Example 1—Upside Scenario A.  The hypothetical final commodity price is $1,816.50 (a 5% increase from the hypothetical initial commodity price), which is greater than the hypothetical initial commodity price by less than the hypothetical fixed return of 17%.

Payment at maturity per security	=	$1,000 + the greater of (i) the fixed return amount and (ii) $1,000 × the commodity percent increase, subject to the maximum return at maturity of 30%
	=	$1,000 + the greater of (i) $170 and (ii) $1,000 × 5%, subject to the maximum return at maturity of 30%
	=	$1,000 + the greater of (i) $170 and (ii) $50, subject to the maximum return at maturity of 30%
	=	$1,170

Because the commodity has appreciated from its hypothetical initial commodity price to its hypothetical final commodity price and the hypothetical fixed return amount of $170 results in a greater total return on the securities at maturity than the percentage increase in the commodity price, your total return on the securities at maturity would equal the hypothetical fixed return of 17%.

Example 2—Upside Scenario B.  The hypothetical final commodity price is $2,076 (a 20% increase from the hypothetical initial commodity price), which is greater than the hypothetical initial commodity price by more than the hypothetical fixed return of 17%.

September 2012	PS-2

Citigroup Funding Inc.
Trigger Jump Securities Based on the Price of Gold Due September , 2014

Payment at maturity per security	=	$1,000 + the greater of (i) the fixed return amount and (ii) $1,000 × the commodity percent increase, subject to the maximum return at maturity of 30%
	=	$1,000 + the greater of (i) $170 and (ii) $1,000 × 20%, subject to the maximum return at maturity of 30%
	=	$1,000 + the greater of (i) $170 and (ii) $200, subject to the maximum return at maturity of 30%
	=	$1,200

Because the commodity has appreciated from its hypothetical initial commodity price to its hypothetical final commodity price by more than the hypothetical fixed return of 17%, but not by more than the maximum return at  maturity of 30%, your payment at maturity in this scenario would reflect 1-to-1 exposure to the positive performance of the commodity.

Example 3—Upside Scenario C.  The hypothetical final commodity price is $2,335.50 (a 35% increase from the hypothetical initial commodity price), which is greater than the hypothetical initial commodity price by more than the maximum return at maturity of 30%.

Payment at maturity per security	=	$1,000 + the greater of (i) the fixed return amount and (ii) $1,000 × the commodity percent increase, subject to the maximum return at maturity of 30%
	=	$1,000 + the greater of (i) $170 and (ii) $1,000 × 35%, subject to the maximum return at maturity of 30%
	=	$1,000 + the greater of (i) $170 and (ii) $350, subject to the maximum return at maturity of 30%
	=	$1,300

Because the commodity percent increase would result in a total return at maturity of 35%, which is greater than the maximum return at maturity of 30%, your payment at maturity in this scenario would be equal to the maximum payment at maturity of $1,300 per security.  In this scenario, an investment in the securities would underperform a hypothetical alternative investment providing 1-to-1 exposure to the appreciation of the commodity without a maximum return.

Example 4—Par Scenario.  The hypothetical final commodity price is $1,643.50 (a 5% decrease from the hypothetical initial commodity price), which is less than the hypothetical initial commodity price but greater than the hypothetical trigger price.

Payment at maturity per security	=	$1,000

Because the hypothetical final commodity price did not decrease from the hypothetical initial commodity price by more than 10%, your payment at maturity in this scenario would equal the $1,000 stated principal amount per security.

Example 5—Downside Scenario.  The hypothetical final commodity price is $865 (a 50% decrease from the hypothetical initial commodity price), which is less than the hypothetical trigger price.

Payment at maturity per security	=	$1,000 × the commodity performance factor
	=	$1,000 × .50
	=	$500

Because the hypothetical final commodity price decreased from the hypothetical initial commodity price by more than 10%, your payment at maturity in this scenario would reflect 1-to-1 exposure to the negative performance of the commodity, with no buffer.

Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities.  The securities are subject to all of the risks associated with an investment in our conventional debt securities, including the risk that we may default on our obligations under the securities, and are also subject to risks associated with the commodity.  Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities.  You should consult your own financial, tax and legal advisers as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a description of certain key risk factors for investors in the securities.  You should also carefully read the risk factors included in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual

September 2012	PS-3

Citigroup Funding Inc.
Trigger Jump Securities Based on the Price of Gold Due September , 2014

Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

■
You may lose some or all of your investment. Unlike conventional debt securities, the securities do not repay a fixed amount of principal at maturity.  Instead, your payment at maturity will depend on the performance of the commodity.  If the final commodity price is less than the trigger price, you will lose 1% of the stated principal amount of the securities for every 1% by which the final commodity price is less than the initial commodity price.  There is no minimum payment at maturity on the securities.

■
The securities do not pay interest. Unlike conventional debt securities, the securities do not pay interest or any other amounts prior to maturity.  You should not invest in the securities if you seek current income during the term of the securities.

■
Your potential return on the securities is limited. Your potential total return on the securities is limited by the maximum return at maturity of 30%, which is equivalent to a maximum payment at maturity of $1,300 per security.  Any increase in the final commodity price over the initial commodity price by more than 30% will not increase your return on the securities.  If the commodity appreciates by more than 30%, the securities will underperform a hypothetical alternative investment providing 1-to-1 exposure to the appreciation of the commodity without a maximum return.

■
The trigger feature of the securities exposes you to particular risks.  If the final commodity price is less than the trigger price, the contingent buffer against a limited range of potential depreciation of the commodity offered by the securities will not apply and you will lose 1% of the stated principal amount of the securities for every 1% by which the final commodity price is less than the initial commodity price.  Unlike securities with a non-contingent buffer feature, the securities offer no protection at all if the final commodity price is less than the trigger price.  As a result, you may lose your entire investment in the securities.

■
The securities are subject to the credit risk of Citigroup Inc.  You are subject to the credit risk of Citigroup Inc., and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the value of the securities.  The securities are not guaranteed by any entity other than Citigroup Inc.  If we default on our obligations and Citigroup Inc. defaults on its guarantee obligations under the securities, your investment will be at risk and you could lose some or all of your investment.  As a result, the value of the securities prior to maturity will be affected by changes in the market’s view of Citigroup Inc.’s creditworthiness. Any decline, or anticipated decline, in Citigroup Inc.’s credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking Citigroup Inc. credit risk is likely to adversely affect the value of the securities.

■
The securities will not be listed on a securities exchange and you may not be able to sell them prior to maturity.  The securities will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the securities.

Citigroup Global Markets Inc. intends to make a secondary market in relation to the securities and to provide an indicative bid price on a daily basis. Any indicative bid prices provided by Citigroup Global Markets Inc. shall be determined in Citigroup Global Markets Inc.’s sole discretion, taking into account prevailing market conditions, and shall not be a representation by Citigroup Global Markets Inc. that any instrument can be purchased or sold at such prices (or at all).

Notwithstanding the above, Citigroup Global Markets Inc. may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. Consequently, there may be no market for the securities and investors should not assume that such a market will exist.  Accordingly, an investor must be prepared to hold the securities until the maturity date. Where a market does exist, to the extent that an investor wants to sell the securities, the price may, or may not, be at a discount from the stated principal amount.

■
The inclusion of underwriting fees and projected profit from hedging in the issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or other relevant factors, the price, if any, at which Citigroup Global Markets Inc. may be willing to purchase the securities in secondary market transactions will likely be lower than the issue price because the issue price includes, and secondary market prices are likely to exclude, underwriting fees and the cost of hedging our obligations under the securities. The cost of hedging includes the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. Any secondary market price is also likely to be reduced by the costs of unwinding the related hedging transactions.  Any secondary market prices may differ from values determined by pricing models used by Citigroup Global Markets Inc. as a result of dealer discounts, mark-ups or other transaction costs.

■
Your payment at maturity depends on the commodity price on a single day.  Because your payment at maturity depends on the commodity price solely on the valuation date, you are subject to the risk that the commodity price on that day may be lower, and possibly significantly lower, than on one or more other dates during the term of the securities.  If you had invested in another instrument linked to the commodity that you could sell for full value at a time selected by you, or if the security were based on an average of commodity prices, you might have achieved better returns.

■
The value of the securities prior to maturity will fluctuate based on many unpredictable factors. Several factors will influence the value of the securities prior to maturity, including: the price and volatility (frequency and magnitude of changes in price) of gold, geopolitical conditions and economic, financial, political and regulatory or judicial events that affect gold or commodities markets generally, interest and yield rates in the market, time remaining until the securities mature and any actual or anticipated changes in the credit ratings or credit spreads of Citigroup Inc.  The price of gold may be, and has recently been, extremely volatile, and we can give you no assurance that this volatility will lessen.  See “Information about the Commodity” below.  You should understand that the value of your securities at any time prior to maturity may be significantly less than the stated principal amount.

September 2012	PS-4

Citigroup Funding Inc.
Trigger Jump Securities Based on the Price of Gold Due September , 2014

■
The securities are subject to risks applicable to an investment in gold.  Investments based on the price of a single commodity, such as gold, are highly risky.  The price of gold has fluctuated widely over the past several years.  The price of gold is significantly affected by the global demand for and supply of gold, which is influenced by factors such as forward selling by gold producers, purchases made by gold producers to unwind gold hedge positions, central bank purchases and sales, and production and cost levels in major gold-producing countries such as South Africa, the United States and Australia.  The market for gold bullion is global, and gold prices are subject to volatile price movements over short periods of time and are affected by numerous factors, including macroeconomic factors such as the structure of and confidence in the global monetary system, expectations regarding the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is usually quoted), interest rates, gold borrowing and lending rates, investment and trading activities of hedge funds and commodity funds and global or regional economic, financial, political, regulatory, judicial or other events.

In particular, you should understand that the price of gold may be inversely correlated with the strength or weakness of the U.S. dollar relative to other currencies.  If the U.S. dollar generally strengthens relative to other currencies and all other conditions remain constant, the price of gold may be expected to decline.  However, you should also understand that many factors other than the value of the U.S. dollar affect the price of gold and that, at numerous times in the past, the price of gold and the value of the U.S. dollar have declined at the same time.  Accordingly, gold may not be an effective hedge against depreciation of the U.S. dollar.

If gold markets continue to be subject to sharp fluctuations, this may result in a significant loss on the securities.  Gold markets have historically experienced extended periods of flat or declining prices, in addition to sharp fluctuations.  In the event that the price of gold declines over the term of the securities, you may experience a significant loss on your investment in the securities.

■
Substantial sales of gold by the official sector could adversely affect the value of the securities.  The official sector consists of central banks, other governmental agencies and multi-lateral institutions that buy, sell and hold gold as part of their reserve assets.  The official sector holds a significant amount of gold, most of which is static, meaning it is held in vaults and not bought, sold, leased, swapped or otherwise mobilized in the open market.  Several central banks have sold portions of their gold over the past 10 years, with the result that the official sector, taken as a whole, has been a net supplier to the open market.  Most of these sales have been done in a coordinated manner under the terms of the Central Bank Gold Agreement, under which certain central banks agree to limit their level of gold sales and lending.  In the event that future economic, political or social conditions or other pressures require official sector members to liquidate their gold assets all at once or in an uncoordinated manner, the supply could overwhelm the demand.  As a result, the price of gold could significantly decline and adversely affect the value of the securities.

■
Economic or political events or crises may motivate large-scale sales of gold.  Under such circumstances, significant large-scale purchases or sales of gold by market participants may affect the price of gold, which could adversely affect the value of your securities. Crises in the future may impair gold’s price performance, which would in turn adversely affect your investment in the securities.

■
Holders of the securities will not benefit from regulatory protections of the Commodity Futures Trading Commission.  The securities are our direct obligations. The net proceeds to be received by us from the sale of the securities will not be used to purchase or sell the commodity or futures or options contracts on gold for the benefit of the holders of securities. An investment in the securities does not constitute an investment in the commodity or futures or options contracts on the commodity, and holders of the securities will not benefit from the regulatory protections of the Commodity Futures Trading Commission (the “CFTC”) afforded to persons who trade in such contracts.  Unlike an investment in the securities, an investment in a collective investment vehicle that invests in futures contracts on gold on behalf of its participants may be subject to regulation as a commodity pool and its operator may be required to be registered with and regulated by the CFTC as a “commodity pool operator” (“CPO”), or qualify for an exemption from the registration requirement. Because the securities are not interests in a commodity pool, the securities will not be regulated by the CFTC as a commodity pool, we will not be registered with the CFTC as a CPO, and holders of the securities will not benefit from the CFTC’s regulatory protections afforded to persons who invest in regulated commodity pools.

■
Possible regulatory changes could adversely affect the return on and value of your securities.  Regulatory agencies may enact rules that limit the ability of market participants to participate in the commodity and futures markets to the extent and at the levels that they have in the past and may have the effect of reducing liquidity in these markets and changing the structure of the markets in other ways. In addition, regulatory changes may increase the level of regulation of markets and market participants and the costs of participating in the commodities and futures markets. These changes could adversely affect the price of gold, which would in turn adversely affect your investment in the securities.

■
Investors are subject to risks associated with the London Bullion Market Association. Gold is traded on the London Bullion Market Association (the “LBMA”). Investments in securities linked to the value of commodities that are traded on non-U.S. exchanges involve risks associated with the markets in those countries, including risks of volatility in those markets and governmental intervention in those markets.

The commodity price will be determined by reference to the afternoon gold fixing price reported by the LBMA. The LBMA is a self-regulatory association of bullion market participants. Although all market-making members of the LBMA are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LBMA itself is not a regulated entity. If the LBMA should cease operations, or if bullion trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, the role of LBMA price fixings as a global benchmark for the value of gold may be adversely affected. The LBMA is a

September 2012	PS-5

Citigroup Funding Inc.
Trigger Jump Securities Based on the Price of Gold Due September , 2014

principals’ market which operates in a manner more closely analogous to an over-the-counter physical commodity market than regulated futures markets, and certain features of U.S. futures contracts are not present in the context of LBMA trading. For example, there are no daily price limits on the LBMA which would otherwise restrict fluctuations in the price of the commodity. In a declining market, it is possible that the commodity price would continue to decline without limitation within a trading day or over a period of trading days.

■
Investing in the securities is not equivalent to investing in the commodity or in futures contracts or options on futures contracts related to the commodity. The return on the securities may not reflect the return you would realize if you actually owned the commodity or futures contracts or options on futures contracts related to the commodity.  You will not have any entitlement to the commodity or futures contracts or options on futures contracts related to the commodity.  Moreover, the securities are linked to the spot price of gold, which may perform differently from the price of futures contracts on gold.

■
Suspensions or disruptions of market trading in gold and related futures markets could adversely affect the value of your securities.  The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention.  These circumstances could adversely affect the commodity price and, therefore, the value of your securities.

■
Our offering of the securities is not a recommendation of the commodity.  The fact that we are offering the securities does not mean that we believe that investing in an instrument linked to the commodity is likely to achieve favorable returns.  In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the commodity or in instruments related to the commodity, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the commodity.  These and other activities of our affiliates may adversely affect the commodity price and may have a negative impact on your interests as a holder of the securities.

■
The commodity price may be adversely affected by our or our affiliates’ hedging and other trading activities.  We expect to hedge our obligations under the securities through affiliated or unaffiliated counterparties, who may take positions directly in the commodity or in instruments related to the commodity.  Our affiliates also trade the commodity and other financial instruments related to the commodity on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers.  These activities could affect the level of the commodity in a way that negatively affects the value of the securities.  They could also result in substantial returns for us or our affiliates while the value of the securities declines.

■
The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities.  Citigroup Global Markets Inc., as calculation agent, will determine, among other things, the initial commodity price, the trigger price, the final commodity price, the commodity percent increase or the commodity performance factor, if applicable, and the amount of cash, if any, you will receive at maturity.  If certain events occur, such as market disruption events, the calculation agent will be required to make certain judgments that could significantly affect your payment at maturity.  In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities.

■
The U.S. federal tax consequences of an investment in the securities are unclear.  There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”).  Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts.  If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be affected materially and adversely.  As described below under “United States Federal Tax Considerations,” in 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.  Both U.S. and non-U.S. persons considering an investment in the securities should review carefully the section of this pricing supplement entitled “United States Federal Tax Considerations” and consult their tax advisers regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Information about the Commodity

The commodity price to which the securities are linked is the afternoon gold fixing price per troy ounce of gold for delivery in London through a member of the LBMA authorized to effect such delivery.  The commodity price is reported by Bloomberg L.P. under the ticker symbol “GOLDLNPM.”  The Bloomberg ticker symbol is being provided for reference purposes only.  The commodity price for any trading day will be determined based on the price published by the LBMA.

Reuters, Bloomberg and other third party sources may report prices of the commodity.  If any such reported price differs from the price that is published by the LBMA, the price as published by the LBMA will prevail.

September 2012	PS-6

Citigroup Funding Inc.
Trigger Jump Securities Based on the Price of Gold Due September , 2014

Historical Information

The commodity price on September 13, 2012 was $1,733.25.

The graph below shows the commodity price for each day such price was available from January 3, 2007 to September 13, 2012.  The table that follows shows the high, low and end-of-quarter commodity price for each quarter in that same period.  We obtained the commodity prices from Bloomberg L.P., without independent verification.  You should not take the historical commodity prices as an indication of future performance.

Gold Historical Commodity Prices January 3, 2007 to September 13, 2012

Gold	High	Low	Period End
2007
First Quarter	$685.75	$608.40	$661.75
Second Quarter	$691.40	$642.10	$650.50
Third Quarter	$743.00	$648.75	$743.00
Fourth Quarter	$841.10	$725.50	$833.75
2008
First Quarter	$1,011.25	$846.75	$933.50
Second Quarter	$946.00	$853.00	$930.25
Third Quarter	$986.00	$740.75	$884.50
Fourth Quarter	$903.50	$712.50	$869.75
2009
First Quarter	$989.00	$810.00	$916.50
Second Quarter	$981.75	$870.25	$934.50
Third Quarter	$1,018.50	$908.50	$995.75
Fourth Quarter	$1,212.50	$1,003.50	$1,087.50
2010
First Quarter	$1,153.00	$1,058.00	$1,115.50
Second Quarter	$1,261.00	$1,123.50	$1,244.00
Third Quarter	$1,307.50	$1,157.00	$1,307.00
Fourth Quarter	$1,421.00	$1,313.50	$1,405.50
2011
First Quarter	$1,447.00	$1,319.00	$1,439.00
Second Quarter	$1,552.50	$1,418.00	$1,505.50
Third Quarter	$1,895.00	$1,483.00	$1,620.00
Fourth Quarter	$1,795.00	$1,531.00	$1,531.00
2012
First Quarter	$1,781.00	$1,598.00	$1,662.50
Second Quarter	$1,677.50	$1,540.00	$1,598.50
Third Quarter (through September 13, 2012)	$1,737.00	$1,556.25	$1,733.25

September 2012	PS-7

Citigroup Funding Inc.
Trigger Jump Securities Based on the Price of Gold Due September , 2014

Additional Terms

General

The terms of the securities are set forth in the accompanying prospectus supplement and prospectus, as supplemented by this pricing supplement.  The accompanying prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement.  It is important that you read the accompanying prospectus supplement and prospectus together with this pricing supplement before deciding whether to invest in the securities.

Consequences of a Market Disruption Event; Postponement of the Valuation Date

If the scheduled valuation date is not a trading day with respect to the commodity, or if a market disruption event (as defined below) occurs on the scheduled valuation date, the valuation date will be postponed and the final commodity price will be determined on the immediately succeeding trading day on which no market disruption event occurs; provided that the final commodity price will not be determined on a date later than the second scheduled trading day immediately following the scheduled valuation date.  If such date is not a trading day with respect to the commodity or if there is a market disruption event on such date, the calculation agent will determine the commodity price as of the valuation date on such second succeeding scheduled trading day by requesting the principal office of each of the three leading dealers (which may include Citigroup Global Markets Inc. or any of our other affiliates, in each case acting in a commercially reasonable manner) in the relevant market, selected by the calculation agent, to provide a quotation for the commodity price.  If such quotations are provided as requested, the commodity price as of the valuation date will be the arithmetic mean of such quotations.  If fewer than three quotations are provided as requested, such commodity price shall be determined by the calculation agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant.

A “market disruption event” means, as determined by the calculation agent in its sole discretion, any of price source disruption, disappearance of commodity reference price, trading disruption or tax disruption.

“Price source disruption” means the temporary or permanent failure of the relevant exchange to announce or publish the commodity price.

“Disappearance of commodity reference price” means either (i) the failure of trading to commence, or the permanent discontinuance of trading, in the commodity or futures contracts related to the commodity on the relevant exchange or (ii) the disappearance of, or of trading in, the commodity.

“Tax disruption” means the imposition of, change in or removal of an excise, severance, sales, use, value-added, transfer, stamp, documentary, recording or similar tax on, or measured by reference to, the commodity (other than a tax on, or measured by reference to, overall gross or net income) by any government or taxation authority after the pricing date, if the direct effect of such imposition, change or removal is to raise or lower the commodity price for any trading day from what it would have been without that imposition, change or removal.

“Trading disruption” means the material suspension of, or material limitation imposed on, trading in the commodity or futures contracts related to the commodity on the relevant exchange.

The “relevant exchange” means the London Bullion Market Association (“LBMA”) or, if the LBMA is no longer the principal exchange or  trading market for the commodity, such exchange or principal trading market for the commodity that serves as the source of prices for the commodity and any principal exchanges where options or futures contracts related to the commodity are traded.

A “trading day” means a day, as determined by the calculation agent, on which the relevant exchange is open for trading during its regular trading session, notwithstanding the relevant exchange closing prior to its scheduled closing time.

No Redemption

The securities are not subject to redemption at the option of Citigroup Funding Inc. or any holder prior to maturity.

Events of Default and Acceleration

In case an event of default (as defined in the accompanying prospectus) with respect to the securities shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the securities will be determined by the calculation agent and will equal, for each security, the payment at maturity, calculated as though the valuation date were the date of such acceleration.

In case of default in payment at maturity of the securities, no interest will accrue on such overdue payment either before or after the maturity date.

Paying Agent and Trustee

Citibank, N.A. will serve as paying agent and registrar for the securities and will also hold the global security representing the securities as custodian for DTC. The Bank of New York Mellon, as successor trustee under an indenture dated as of June 1, 2005, will serve as trustee for the securities.

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Calculation Agent

The “calculation agent” for the securities will be Citigroup Global Markets Inc., an affiliate of Citigroup Funding Inc., or any successor appointed by Citigroup Funding Inc.  All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on Citigroup Funding Inc., Citigroup Inc. and the holders of the securities. Because the calculation agent is an affiliate of Citigroup Funding Inc. and a subsidiary of Citigroup Inc., potential conflicts of interest may exist between the calculation agent and the holders of the securities, including with respect to certain determinations and judgments that the calculation agent must make in determining amounts due to holders of the securities. Citigroup Global Markets Inc. is obligated to carry out its duties and functions as calculation agent in good faith and using its reasonable judgment.

Potential Future Events

It is possible that Citigroup Funding Inc. will merge into Citigroup Inc. in the near future.  If a merger occurs, Citigroup Inc. will assume all the obligations of Citigroup Funding Inc. under the securities, as required by the indenture under which the securities are issued.

United States Federal Tax Considerations

Prospective investors should note that the discussion under the section called “Certain United States Federal Income Tax Considerations” in the accompanying prospectus supplement does not apply to the securities issued under this pricing supplement and is superseded by the following discussion.

The following summary is a general discussion of the material U.S. federal tax consequences of the ownership and disposition of the securities.  It applies only to an initial investor who holds the securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).  It does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•      certain financial institutions;

•      dealers or traders subject to a mark-to-market method of tax accounting with respect to the securities;

•      investors holding the securities as part of a “straddle,” conversion transaction or constructive sale transaction;

•      U.S. Holders (defined below) whose functional currency is not the U.S. dollar;

•      entities classified as partnerships for U.S. federal income tax purposes;

•      regulated investment companies;

•      tax-exempt entities, including “individual retirement accounts” or “Roth IRAs”; and

•      persons subject to the alternative minimum tax.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership.  Partnerships holding securities and partners in such partnerships should consult their tax advisers as to the particular U.S. federal tax consequences of holding and disposing of securities.

As the law applicable to the U.S. federal taxation of instruments such as the securities is technical and complex, the discussion below necessarily represents only a general summary.  Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein, possibly with retroactive effect.

Tax Treatment of the Securities

In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, the securities should be treated as prepaid forward contracts for U.S. federal income tax purposes.  Each holder, by purchasing the securities, agrees (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment.

Due to the absence of statutory, judicial or administrative authorities that directly address the U.S. federal tax treatment of the securities or similar instruments, significant aspects of the treatment of an investment in the securities are uncertain.  We do

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not plan to request a ruling from the IRS, and the IRS or a court might not agree with the treatment described below.  Accordingly, potential investors should consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the securities and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Unless otherwise stated, the following discussion is based on the treatment of the securities as prepaid forward contracts.

Tax Consequences to U.S. Holders

This section applies only to U.S. Holders.  As used herein, the term “U.S. Holder” means a beneficial owner of a security that is, for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•
a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Tax Treatment Prior to Maturity.  A U.S. Holder should not be required to recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or exchange as described below.

Sale, Exchange or Retirement of the Securities.  Upon a sale or exchange of the securities, or upon retirement of the securities at maturity, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and the U.S. Holder’s tax basis in the securities that are sold, exchanged or retired.  A U.S. Holder’s tax basis in the securities should equal the amount paid by the U.S. Holder to acquire the securities.  Any gain or loss should be capital gain or loss and should be long-term capital gain or loss if at the time of the sale, exchange or retirement the U.S. Holder has held the securities for more than one year.  The deductibility of capital losses is subject to certain limitations.

Possible Alternative Tax Treatments of an Investment in the Securities

Alternative U.S. federal income tax treatments of the securities are possible that, if applied, could materially and adversely affect the timing and/or character of income, gain or loss with respect to the securities.  It is possible, for example, that the securities could be treated as debt instruments issued by us.  Under this treatment, the securities would be governed by Treasury regulations relating to the taxation of contingent payment debt instruments.  In that event, regardless of the U.S. Holder’s tax accounting method, in each year that the U.S. Holder held the securities, the U.S. Holder would be required to accrue income based on our comparable yield for similar non-contingent debt, determined as of the time of issuance of the securities, even though we will not be required to make any payment with respect to the securities prior to maturity.  In addition, any gain on the sale, exchange or retirement of the securities would be treated as ordinary income.

Other possible U.S. federal income tax treatments of the securities could also affect the timing and character of income or loss with respect to the securities.  In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.  U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice.

Tax Consequences to Non-U.S. Holders

This section applies only to Non-U.S. Holders.  As used herein, the term “Non-U.S. Holder” means a beneficial owner of a security that is, for U.S. federal income tax purposes:

•           an individual who is classified as a nonresident alien;
•           a foreign corporation; or
•           a foreign trust or estate.

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The term “Non-U.S. Holder” does not include a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes or certain former citizens or residents of the United States.  Such holders should consult their tax advisers regarding the U.S. federal tax consequences of an investment in the securities.

Sale, Exchange or Retirement of the Securities.  A Non-U.S. Holder of the securities generally should not be subject to U.S. federal withholding or income tax in respect of amounts paid to the Non-U.S. Holder.

If the Non-U.S. Holder is engaged in a U.S. trade or business, and if income or gain from the securities is effectively connected with the conduct of that trade or business, the Non-U.S. Holder generally will be subject to regular U.S. federal income tax with respect to that income or gain in the same manner as if the Non-U.S. Holder were a U.S. Holder, unless an applicable income tax treaty provides otherwise.  Non-U.S. Holders to which this paragraph may apply should consult their tax advisers regarding other U.S. tax consequences of the ownership and disposition of the securities, including, if the Non-U.S. Holder is a corporation, the possible imposition of a 30% branch profits tax.

Tax Consequences Under Possible Alternative Treatments.  If all or any portion of a security were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the security generally would not be subject to U.S. federal withholding or income tax, provided that: (i) income or gain in respect of the security is not effectively connected with the conduct of a trade or business by the Non-U.S. Holder in the United States, and (ii) the Non-U.S. Holder (or a financial institution holding the securities on behalf of the Non-U.S. Holder) furnishes to the applicable withholding agent an appropriate IRS Form W-8 certifying under penalties of perjury that the beneficial owner is not a U.S. person.

Other U.S. federal income tax treatments of the securities are also possible.  In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  While the notice requests comments on appropriate transition rules and effective dates, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues might materially and adversely affect the withholding tax consequences of an investment in the securities, possibly with retroactive effect.  Accordingly, Non-U.S. Holders should consult their tax advisers regarding the issues presented by the notice.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers) should note that, absent an applicable treaty benefit, the securities are likely to be treated as U.S. situs property subject to U.S. federal estate tax.  Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the securities.

Information Reporting and Backup Withholding

The proceeds received from a sale, exchange or retirement of the securities may be subject to information reporting and, if the holder fails to provide certain identifying information (such as an accurate taxpayer identification number in the case of a U.S. Holder) or meet certain other conditions, may also be subject to backup withholding at the rate specified in the Code.  A Non-U.S. Holder (or a financial institution holding the securities on behalf of the Non-U.S. Holder) that provides the applicable withholding agent with the appropriate IRS Form W-8 will generally establish an exemption from backup withholding. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against the holder’s U.S. federal income tax liability, provided the relevant information is timely furnished to the IRS.

The preceding discussion constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

Prospective investors in the securities should consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the securities, including any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Benefit Plan Investor Considerations

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including entities such as collective investment funds, partnerships and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”), should consider the fiduciary standards of ERISA in the context of the ERISA Plan’s particular circumstances before authorizing an investment in the securities.  Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan.

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Section 406 of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended, (the “Code”) prohibit ERISA Plans, as well as plans (including individual retirement accounts and Keogh plans) subject to Section 4975 of the Code (together with ERISA Plans, “Plans”), from engaging in certain transactions involving the “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under Section 4975 of the Code (in either case, “Parties in Interest”) with respect to such Plans.  As a result of our business, we, and our current and future affiliates, may be Parties in Interest with respect to many Plans.  Where we (or our affiliate) are a Party in Interest with respect to a Plan (either directly or by reason of our ownership interests in our directly or indirectly owned subsidiaries), the purchase and holding of the securities by or on behalf of the Plan could be a prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless exemptive relief were available under an applicable exemption (as described below).

Certain prohibited transaction class exemptions (“PTCEs”) issued by the U.S. Department of Labor may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the securities.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide a limited exemption for the purchase and sale of the securities and related lending transactions, provided that neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than adequate consideration in connection with the transaction (the so-called “service provider exemption”).  There can be no assurance that any of these statutory or class exemptions will be available with respect to transactions involving the securities.

Accordingly, the securities may not be purchased or held by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchaser or holder is eligible for the exemptive relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or the service provider exemption or there is some other basis on which the purchase and holding of the securities will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code.  Each purchaser or holder of the securities or any interest therein will be deemed to have represented by its purchase or holding of the securities that (a) it is not a Plan and its purchase and holding of the securities is not made on behalf of or with “plan assets” of any Plan or (b) its purchase and holding of the securities will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Certain governmental plans (as defined in Section 3(32) of ERISA), church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”) are not subject to these “prohibited transaction” rules of ERISA or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or regulations (“Similar Laws”).  Accordingly, each such purchaser or holder of the securities shall be required to represent (and deemed to have represented by its purchase of the securities) that such purchase and holding is not prohibited under applicable Similar Laws.

Due to the complexity of these rules, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the relevant provisions of ERISA, the Code or any Similar Laws and the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1, 84-14, the service provider exemption or some other basis on which the acquisition and holding will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a violation of any applicable Similar Laws.

The securities are contractual financial instruments.  The financial exposure provided by the securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the securities.  The securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the securities.

Each purchaser or holder of any securities acknowledges and agrees that:

(i)
the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the securities, (B) the purchaser or holder’s investment in the securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the securities;

(ii)
we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the securities and (B) all hedging transactions in connection with our obligations under the securities;

(iii)
any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)	our interests are adverse to the interests of the purchaser or holder; and

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(v)
neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the securities has exclusive responsibility for ensuring that its purchase, holding and subsequent disposition of the securities does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any applicable Similar Laws.  The sale of any securities to any Plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement, or that such an investment is appropriate for Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the securities if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of securities by the account, plan or annuity.

Supplemental Plan of Distribution

The terms and conditions set forth in the Amended and Restated Global Selling Agency Agreement dated August 26, 2011 among Citigroup Funding Inc., Citigroup Inc. and the agents named therein, including Citigroup Global Markets Inc., govern the sale and purchase of the securities.

Citigroup Global Markets Inc., acting as principal, has agreed to purchase from Citigroup Funding Inc., and Citigroup Funding Inc. has agreed to sell to Citigroup Global Markets Inc., $               stated principal amount of securities (          securities).  Citigroup Global Markets Inc. proposes to offer the securities to certain dealers at the public offering price less a selling concession as described in this paragraph.  Citigroup Global Markets Inc. will receive an underwriting fee of $22.50 for each security sold in this offering.  From this underwriting fee, Citigroup Global Markets Inc. will pay selected dealers, including its affiliate Morgan Stanley Smith Barney LLC, and their financial advisors collectively a fixed selling concession of $22.50 for each security they sell.

The securities will not be listed on any securities exchange.

Citigroup Global Markets Inc. is an affiliate of ours.  Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority.  Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the securities, either directly or indirectly, without the prior written consent of the client.

See “Plan of Distribution; Conflicts of Interest” in each of the accompanying prospectus supplement and prospectus for additional information.

A portion of the net proceeds from the sale of the securities will be used to hedge our obligations under the securities.  We may hedge our obligations under the securities through an affiliate of Citigroup Global Markets Inc. and us or through unaffiliated counterparties, and our counterparties may profit from such expected hedging activity even if the value of the securities declines.  This hedging activity could affect the commodity price and, therefore, the value of and your return on the securities.  See “Risk Factors—The inclusion of underwriting fees and projected profit from hedging in the issue price is likely to adversely affect secondary market prices” in this pricing supplement and “Risk Factors—Citigroup Funding Inc.’s Hedging Activity Could Result in a Conflict of Interest” in the accompanying prospectus supplement.  For additional information on the ways in which we may hedge our obligations under the securities, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Contact

Clients of Morgan Stanley Smith Barney LLC may contact their local Morgan Stanley Smith Barney LLC branch office or the Morgan Stanley Smith Barney LLC principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (914) 225-2700).  All other clients may contact their local brokerage representative.

© 2012 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

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